ICON FUNDS
                AMENDMENT NO. 8 TO MASTER TRUST AGREEMENT

AMENDMENT No. 8 to the Master Trust Agreement of ICON Funds dated September 19, 1996, made at Greenwood Village, Colorado on May 14, 2002, by the Trustees hereunder.

                                   WITNESSETH:

WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996 (the "Agreement") of ICON Funds (the "Trust"), provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, a majority of the Trustees of the Trust desire to amend the Agreement to authorize four new sub-trusts or series, the ICON Bond Fund, ICON Covered Call Option Fund, ICON Equity Income Fund, ICON Long/Short Fund, and the issuance of two classes of shares by each of the Funds; and

WHEREAS, a majority of the Trustees of the Trust on May 14, 2002, have duly adopted the amendment to this Agreement and authorized the same to be filed with the Secretary of the State of the Commonwealth of Massachusetts;

NOW, THEREFORE, the undersigned Trustees pursuant to the authorization described above, hereby amend Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:

Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the Trustees' authority to establish further sub-trusts pursuant to Section 4.1, the Trustees hereby establish the following sub-trusts:

FUNDS WITH NO DISTRIBUTION PLAN

ICON Materials Fund                    ICON Asia-Pacific Region Fund
ICON Consumer Discretionary Fund       ICON North Europe Region Fund
ICON Energy Fund                       ICON South Europe Region Fund
ICON Financial Services Fund           ICON Western Hemisphere Fund
ICON Healthcare Fund                   ICON Short-Term Fixed Income Fund
ICON Information Technology Fund       ICON Leisure & Consumer Staples Fund
ICON Industrials Fund                  ICON Telecommunications & Utilities Fund

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FUNDS WITH DISTRIBUTION PLAN (CLASS C AND CLASS I)

ICON Fund
ICON Bond Fund
ICON Covered Call Fund
ICON Equity Income Fund
ICON Long/Short Fund

WITNESS WHEREOF, our hands this 14th day of May, 2002.


/s/ Glen F. Bergert                        /s/ R. Michael Sentel
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Glen F. Bergert, Trustee                   R. Michael Sentel, Trustee



/s/ Craig T. Callahan
------------------------------------
Craig T. Callahan, Trustee



STATE OF COLORADO       )
                        ) ss.
COUNTY OF ARAPAHOE      )

Before me, a Notary Public in and for said county and state, personally appeared the above named persons, who acknowledged that they did sign the foregoing instrument in the capacity indicated, and that the same is their free act and deed this 14th day of May, 2002.

Signature of Notary Public:   /s/ Terri L. Smedra
                              -------------------
My Commission Expires:        November 2, 2005
                              ----------------

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